Exhibit 10.2

Crexendo, Inc. Announces $2.0 Million Private Placement

PHOENIX, AZ / ACCESSWIRE / December 24, 2014 / Crexendo, Inc. (NYSE MKT: EXE), a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs, announced today, that its Chairman of the Board of Directors and Chief Executive Officer, Steven G. Mihaylo  (through a trust) agreed to purchase 1,449,275 shares of Common Stock at a price per share of $1.38 for a total of $2,000,000.00. The agreement which was signed today is expected to be financed by December 27, 2014. In addition, Mr. Mihaylo has been granted 500,000 warrants to purchase common stock of the Company; the warrants have a five year term and a strike price of $1.38 per share.  Mr. Mihaylo has agreed that for a period of two years from the date of the Sale Agreement, the Company may require him to exercise the warrants if the Company determines the exercise of the warrants is necessary for the cash needs of the Company.

Mr. Mihaylo commented “As you are aware, I agreed that if necessary I would provide financing for the Company.  The Company has looked at various financing options, including loans.  We compared all third party options and both the Board and I believe that the transaction involving me purchasing shares from the Company makes the most sense to the Company and the stockholders.  We reviewed the possibility of a loan from me or independent third parties, but determined a direct sale was less dilutive and less costly since there are no interest payments or requirement to repay principal.  A direct sale further did not require securitizing assets of the Company.  On a personal basis, I also wanted my actions to confirm my belief in the Company and its long term future.  While it may have been in my personal interest to have made a loan, I wanted both the stockholders and the employees of the Company to understand my belief in the Company and commitment to our future; I chose an equity interest instead of a security interest.”

Mihaylo added, “I am very excited about improvements we are making to our end-points (telephone desk sets), our network, our dealer program and our sales efforts.  Our features and customer service have always been second to none.  We continue to reduce our costs and improve our infrastructure.  I believe that we are very close to being at break even and profitability.  I see the future being very bright for Crexendo, which is why I have made the purchase of stock.  We are in the right space, with the right products and features. I am extremely confident of the investment I have made.”

About Crexendo

Crexendo is a hosted services company that provides hosted telecommunications services, hosted website services, website development software and broadband internet services for businesses and entrepreneurs. Our services are designed to make enterprise-class hosting services available to small, medium-sized and enterprise-sized businesses at affordable monthly rates.

SAFE HARBOR STATMENT

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements.  The words "believe", "expect", "anticipate", "estimate", "will" and other similar statements of expectation identify forward-looking statements.  Specific forward-looking statements in this press release include information about Crexendo (i) believing the transaction involving Mr. Mihaylo purchasing shares from the Company  makes the most sense to the Company and the stockholders; (ii)  determining that a direct sale of stock  was less dilutive and less costly than a financing option, which additionally did not require securitizing assets of the Company; (iii)  belief in the Company and its long term future; (iv) belief in the Company and commitment to our future (v) being excited about improvements to  phones, the dealer program sales efforts; (vi) believing its features and customer service have always been second to none; (vii) continuing  to reduce  costs and improve  infrastructure; (viii)  believing that it is very close to being at break even and profitability ;  (ix) believing the is very bright and (x) being in the right space, with the right products and features.

For a more detailed discussion of risk factors that may affect Crexendo's operations and results, please refer to the Company's Form 10-K for the year ended December 31, 2013 and Form 10-Q for the period ended March 31, 2014, June 30, 2014 and September 30, 2014. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

Contact

Crexendo, Inc.
Steven G. Mihaylo
CEO
602-345-7777
smihaylo@crexendo.com